EXHIBIT 99

NEWS RELEASE	For more information
For Immediate Release	Mary Ryan
630-663-8283

Aftermarket Technology Corp. Revises 2006 Guidance

•	Anticipates non-cash goodwill impairment charges of up to $0.45 per diluted share

•	Logistics segment experiences growing pains with new programs

•	Revises third quarter 2006 guidance

•	Withdraws full-year guidance

DOWNERS GROVE, Illinois, Monday, September 18, 2006 -- Aftermarket Technology Corp. (NASDAQ:ATAC), today announced that it now expects to record a loss $0.15 - $0.19 per diluted share from continuing operations for the third quarter of 2006. This revised range includes anticipated non-cash charges of up to $9.9 million, net of tax, or $0.45 per diluted share, related to the impairment of goodwill for its United Kingdom-based Drivetrain remanufacturing operation and its Logistics segment’s automotive material reclamation operation. These anticipated charges result from the annual goodwill evaluation required by FAS 142 “Goodwill and Other Intangible Assets.” The current assessment of the growth prospects of these businesses and the related impact on the determination of fair value is not expected to support the goodwill assigned to these reporting units.

Outside of the non-cash charge related to FAS 142, an additional reduction of approximately $0.12-$0.13 of earnings per diluted share is related to a confluence of certain, recent operational business developments. The Company faced three challenges related to growing pains in its Logistics business. The first relates to higher than expected costs to integrate the test and repair business that the Company acquired from RadioShack near the end of the second quarter. The second relates to operational problems and program changes associated with the launch of a Logistics program for a new customer in one of the Company’s new market verticals. The third relates to a temporary change in product mix driven by our customer in a recently launched end-of-life cell phone liquidation program. On the Drivetrain side, the most significant factor contributing to the earnings revision was the delay in the launch of the customer pay program for Honda dealers.

The following table summarizes the revisions to the Company’s guidance for the third quarter of 2006.

	EPS (1)
	Low	High
Q3 Guidance as of July 26, 2006	$0.38	$0.43

Operational revisions, net	$(0.12)	$(0.13)
Goodwill impairment	$(0.45)	$(0.45)

Q3 Guidance as of September 18, 2006	$(0.19)	$(0.15)

(1) From continuing operations per diluted share

The Company is working to assess the impact of these developments and related corrective actions on its full-year earnings estimates. Accordingly, the Company is withdrawing its full-year earnings estimate and expects to be able to provide an updated view for the full year in October when it announces actual results for the third quarter of 2006.

Don Johnson, Chairman, President and CEO said, “We certainly did not anticipate this action at the time of our second quarter call and we are disappointed in the setbacks that led us here. It is important to emphasize, however, that the vast majority of our base business is performing at expected levels consistent with our three-year goals. Our Logistics business is experiencing growing pains related to our significant growth in revenue and profit year-over-year. While the Drivetrain business was impacted by the delay of the customer pay program, our business fundamentals on this side of the business also remain strong. ATC continues to be a fundamentally solid business, generating strong cash flows with modest debt and more than adequate liquidity to support our three-year plan.”

The Company will host a conference call (dial-in number is 800-289-0494) to discuss the items in this press release on Monday, September 18, 2006 at 10:00 CENTRAL time. Subsequently, a replay of the call will be available for one week. The replay number is 888-203-1112 and the passcode is 1894194.

For further information, please see the Company’s most recent Form 10-K filed with the Securities and Exchange Commission.

ATC is headquartered in Downers Grove, Illinois. The Company provides outsourced engineered solutions and supply chain logistics services to the light and medium/heavy-duty vehicle aftermarket and consumer electronics industries.

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The preceding paragraphs contain statements that are not related to historical results and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those that are predictive or express expectations that depend upon or refer to future events or conditions, or that concern future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, or possible future Company actions. Forward-looking statements involve risks and uncertainties because such statements are based on current expectations, projections and assumptions regarding future events that may not prove to be accurate. Actual results may differ materially from those projected or implied in the forward-looking statements. The factors that could cause actual results to differ are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and other filings made by the Company with the Securities and Exchange Commission.